Exhibit 23.6

Consent of Independent Auditors

The Members

Platinum OwnerCo, LLC and Platinum LeaseCo, LLC:

We consent to the use in the registration statement (No. 333-192943) on Form S-11/A of Ashford Hospitality Prime, Inc. of our report dated January 21, 2014, with respect to the combined consolidated balance sheets of certain subsidiaries of Platinum OwnerCo, LLC, which own the Sofitel Hotel Chicago and certain subsidiaries of Platinum LeaseCo, LLC (collectively, the Company) as of October 31, 2012 and December 31, 2011, and the related combined consolidated statements of operations, changes in members’ deficit, and cash flows for the period from January 1, 2012 through October 31, 2012 and the year ended December 31, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated January 21, 2014 contains an explanatory paragraph that states that the member interests in the subsidiary that owned the Sofitel Hotel Chicago were assigned to the lender in exchange for the full settlement of the outstanding mortgage loans payable on November 1, 2012, which raises substantial doubt about the Company’s ability to continue as a going concern. The combined consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chicago, Illinois

January 21, 2014